CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 14, 2013,  relating to the financial statements and financial highlights of Franklin New York Intermediate-Term Tax-Free Income Fund, which appear in the September 30, 2013 Annual Report to Shareholders of Franklin New York Tax-Free Trust, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

January 23, 2014